Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2009, relating to the consolidated financial statements of Fifth Third Bancorp, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 4, 2009